UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 21, 2019

RESIDEO TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38635	82-5318796
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

901 E 6th Street, Austin, Texas		78702
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (763) 954-5204

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol:	Name of each exchange on which registered:
Common Stock, par value $0.001 per share	REZI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 2.02.	Results of Operations and Financial Condition.

On October 22, 2019, Resideo Technologies, Inc. (the “Company”) issued a press release announcing preliminary financial results for the third quarter of fiscal 2019, which is furnished herewith as Exhibit 99. The information furnished pursuant to this Item 2.02, including Exhibit 99, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Exchange Act.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 22, 2019, the Company announced that the employment of Joseph D. Ragan III, the Company’s Executive Vice President and Chief Financial Officer, will terminate effective at the close of business on November 6, 2019. Robert Ryder has been appointed to serve as the Company’s Interim Chief Financial Officer effective November 7, 2019. At the same time, AnnMarie Geddes, the Company’s Vice President and Controller, was appointed Interim Chief Accounting Officer, effective October 22, 2019. The Company is commencing a search for a successor chief financial officer.

Mr. Ryder, age 59, currently serves as the President of Horsepower Advisors, LLC, a consulting firm through which his services have been retained by the Company. Mr. Ryder consults with companies on financial algorithms, cost, and revenue structures as well as organizational designs. Immediately prior to that role, he served as the chief financial officer for Constellation Brands, a global beverage and alcohol company, from 2007 to 2015. Mr. Ryder has also held chief financial officer positions with IMG and American Greetings Corporation, as well accounting and finance positions of increasing responsibility at PepsiCo, Inc. Mr. Ryder started his career in public accounting at Price Waterhouse. He received a bachelor’s degree from the University of Scranton in Accounting and Finance. Mr. Ryder is also a Certified Public Accountant.

Ms. Geddes, age 46, has served as the Company’s Vice President and Controller since October 2018. Prior to joining the Company, Ms. Geddes held various finance positions of increasing responsibility at Boart Longyear, a leading global provider of drilling services and equipment, from February 2007 to September 2018. Ms. Geddes started her career in public accounting at Deloitte. She received a bachelor’s degree and a master’s of accountancy degree from Utah State University.

In connection with Mr. Ragan’s departure from the Company, if Mr. Ragan signs and does not rescind a separation agreement, including a release in favor of the Company, and he complies with certain restrictive covenants, he is entitled to receive severance benefits in accordance with and subject to the conditions of the Company’s Severance Plan for Designated Officers (the “Severance Plan”). In addition, subject to the conditions of the Severance Plan and other conditions set forth in the separation agreement provided to Mr. Ragan, Mr. Ragan will also be entitled to receive (i) a pro-rated payout of Mr. Ragan’s fiscal 2019 annual incentive award based on the Company’s actual performance against the performance goals and one-half of the amount tied to individual performance, (ii) continued vesting of a pro-rated portion of Mr. Ragan’s restricted stock units that were granted to him on October 29, 2018 and (iii) reimbursement of the cost of real estate commission fees on the sale of his home and shipment of household goods if Mr. Ragan relocates to the metropolitan area where he resided prior to Austin, TX in the six-month period following the termination of his employment. The restrictive covenants applicable to Mr. Ragan include a one-year non-competition and non-solicitation restriction.

Pursuant to the engagement letter with Horsepower, the Company will pay Horsepower a bi-weekly fee of $115,000 as compensation for Mr. Ryder’s services, as well as reimbursement of Mr. Ryder’s reasonable and authorized travel expenses related to performance of the services. Mr. Ryder will report to the Chief Executive Officer and the Board of Directors. Horsepower will cause Mr. Ryder to devote substantially all of his full-time efforts to performance of services to the Company. The engagement will continue in effect for six months unless terminated earlier by either party upon 30 day’s written notice.

As Interim Chief Accounting Officer, Ms. Geddes will be entitled to participate in the Severance Plan.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

EXHIBIT NO.	DESCRIPTION

10.1	Engagement Letter with Horsepower Advisors, LLC dated October 22, 2019.

99.1	Resideo Technologies, Inc. Preliminary Earnings Press Release dated October 22, 2019.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 22, 2019	RESIDEO TECHNOLOGIES, INC.

	By:	/s/ Jeannine J. Lane
	Name:	Jeannine J. Lane
	Title:	Executive Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer

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